EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED APRIL 22, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     4/22/05

                          Weekly ROR     MTD ROR     YTD ROR

CLASS A UNITS               -0.16%        -5.18%      -8.26%
CLASS B UNITS               -0.17%        -5.24%      -8.53%

* Subject to independent verification

The Fund experienced a virtually flat trading week, ending the session with slight losses. Losses came mainly from positions in the foreign currencies and stock indices and were largely offset by gains from the energy and fixed income sectors.

Short positions in the foreign currency markets sustained losses as the U.S. dollar softened during the week. Shorts in the Japanese yen were particularly hard hit as speculation concerning the revaluing of the Chinese yuan boosted Asian currencies. Comments from Federal Reserve Chairman Alan Greenspan calling on the Chinese to uncouple their currency from the dollar and allow it to float freely helped to push the yen higher as market commentators said that a revaluation of the yuan would probably boost the currency values of China's larger trading partners. Shorts in the euro and the Swiss franc also lost ground as both of those currencies rallied against the dollar after a story on the Wall Street Journal's web site claimed that the U.S. had warned China that North Korea was going to test a nuclear device. Both the euro and franc settled more than a penny higher versus the dollar. The South African rand appreciated against the greenback while the dollar index in New York closed 1.05 points lower causing losses to positions in both of those markets. Short positions in the Australian dollar also lost ground as the currency settled more than a cent higher versus the dollar.

Positions in the stock indices experienced losses. Short positions in the NASDAQ-100 Index sustained setbacks as the contract rallied 17 points for the week. Additionally, short positions in both the Dow Jones futures contract and the mini S&P Composite Index posted losses as they rallied 105 points and 13.75 points, respectively. Stocks were buoyed by a round of favorable earnings reports including Coca-Cola, whose profits exceeded analysts' expectations, leading to a 3.3% rally in the stock. News that Intel's earnings eclipsed analysts' estimates resulted in a 3% rise in the price of the world's largest chip manufacturer and led to a rally in the technology sector. Conversely, longs in the Paris CAC lost ground as prices softened by the end of the session.

Long positions in the energy sector provided profits as concerns over recent refinery outages and falling inventories combined to drive prices for crude oil and related products higher by the end of the session. Analysts said that an outage at a ConocoPhillips gasoline production unit in Louisiana was the primary catalyst for an 11.3% rally in the unleaded gasoline market. Prices were also higher on news that crude oil stocks in the U.S. fell for the first time in nine weeks, helping the crude contract to close 6.3% better than last week's settlement. Commentators also said that a shoot-out between terrorists and government agents in the Saudi

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Arabian holy city of Mecca pushed prices higher as investors became more concerned about the vulnerability of crude oil supplies in that part of the world. Longs in other products posted gains as heating oil gained 6% for the week while natural gas prices rose 2.8%.

Lastly, long positions in the fixed income sector posted profits. Longs in the U.S. Treasury markets reported gains as prices for Thirty-year bonds and Ten-year notes ended the session in firmer territory. Analysts credited some of the strength to the aforementioned report in the WSJ regarding North Korea's nuclear program. Treasury prices were also higher despite the fact that the U.S. core consumer price index rose 0.4%, its largest rise in nearly three years. Long positions overseas also contributed to profits in the sector. The Eurex bund and BOBL contract both settled higher as did the Euroswiss and LIFFE Euribor.








































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com